As filed with the Securities and Exchange Commission on August 9, 2024

Registration No. 333-143348

Registration No. 333-147163

Registration No. 333-235929

Registration No. 333-239519

Registration No. 333-248728

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

POST EFFECTIVE AMENDMENT NO. 1 TO

form s-3 registration statement no. 333-143348

Form S-3 Registration statement no. 333-147163

FORM S-3 Registration Statement no. 333-235929

FORM S-3 REGISTRATION STATEMENT NO. 333-239519

FORM S-3 REGISTRATION STATEMENT NO. 333-248728

UNDER
THE SECURITIES ACT OF 1933

ACORDA THERAPEUTICS, INC.

(Exact name of registrant as specified in charter)

Delaware (State or other jurisdiction of incorporation or organization)	13-3831168 (I.R.S. Employer Identification No.)

2 Blue Hill Plaza, 3rd Floor,

Pearl River, New York 10965

(914) 347-4300

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Ron Cohen, M.D.

Chief Executive Officer

Acorda Therapeutics, Inc.

2 Blue Hill Plaza, 3rd Floor

Pearl River, New York 10965

(914) 347-4300

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to: Matthew C. Franker Covington & Burling LLP One CityCenter 850 Tenth Street, N.W. Washington, D.C. 20001 (202) 662-6000

Approximate date of commencement of proposed sale to the public: Not Applicable. Removal from registration of securities that were not sold pursuant to the above referenced registration statements.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (this “Post-Effective Amendment”) relates to the following Registration Statements on Form S-3 (each, a “Registration Statement” and collectively, the “Registration Statements”), originally filed with the Securities and Exchange Commission (the “SEC”) by Acorda Therapeutics, Inc., a Delaware corporation (the “Company”):

•
Registration Statement on Form S-3, File No. 333-143348, filed on May 30, 2007 and declared effective on June 7, 2007;
•
Registration Statement on Form S-3, File No. 333-147163, filed on November 6, 2007 and declared effective on February 5, 2008;
•
Registration Statement on Form S-3, File No. 333-235929, filed on January 15, 2020 and declared effective on January 24, 2020;
•
Registration Statement on Form S-3, File No. 333-239519, filed on June 29, 2020 and declared effective on July 6, 2020; and
•
Registration Statement on Form S-3, File No. 333-248728, filed on September 11, 2020 and declared effective on September 17, 2020.

On April 1, 2024, the Company, together with certain of its subsidiaries commenced voluntary proceedings under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Southern District of New York (the “Court”) under the caption In re Acorda Therapeutics, Inc., et al. On July 10, 2024, the Company completed the sale of substantially all of its assets pursuant (the “Asset Sale”) to the Asset Purchase Agreement, dated March 31, 2024, between the Company and its wholly owned subsidiary, Civitas Therapeutics, Inc., and Merz Pharmaceuticals, LLC (the “Purchaser”) and, solely with respect to the guarantee of the Purchaser’s payment obligations thereunder, Merz Pharma GmbH & Co. KGaA. On June 12, 2024, the Court had entered an order approving the Asset Sale. On August 7, 2024, the Court confirmed the Plan of Liquidation providing for the wind-down of the Company, including the cancellation of the Company’s common stock and the liquidation of the Company’s assets and settlement of claims.

In connection with the foregoing, the Company is terminating all offerings of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company hereby terminates the effectiveness of the Registration Statements and removes from registration, by means of this Post-Effective Amendment, any and all securities of the Company registered for sale under the Registration Statements that remain unsold as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the termination of such offerings in accordance with the undertakings made by the Company in each Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to each of the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Pearl River, New York, on this 9th day of August, 2024.

ACORDA THERAPEUTICS, INC.

By: /s/ Michael A. Gesser

Michael A. Gesser

Chief Financial Officer and Treasurer